Exhibit (h)(iii)

BRANDYWINE FUND, INC.
AMENDMENT TO THE TRANSFER AGENT SERVICING AGREEMENT

        THIS AMENDMENT dated as of this 16 day of March, 2006, to the Transfer Agent Agreement, dated as of the 31st day of July, 1990, amended as of the 16th day of December, 2003 (the “Agreement”), is entered by and between Brandywine Fund, Inc., a Maryland corporation (the “Corporation”) and U.S. Bancorp Fund Services, LLC., a Wisconsin limited liability company (“USBFS”).

RECITALS

        WHEREAS, the parties have entered into a Transfer Agent Agreement; and

        WHEREAS, the Corporation, and USBFS desire to amend said Agreement; and

        WHEREAS, Section 9 of the Agreement allows for its amendment by a written instrument executed by both parties.

        NOW, THEREFORE, the parties agree as follows:

Exhibit C, the fee schedule of the Agreement, is hereby superseded and replaced with the fee schedule attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

BRANDYWINE BLUE FUND, INC.	U.S. BANK, N.A.
By: /s/ Lynda J. Campbell	By: /s/ Joe D. Redwine
Printed Name: Lynda J. Campbell	Printed Name: Joe D. Redwine
Title: VP & Secretary	Title: Senior Vice President